Exhibit 99.1

Stewart & Stevenson’s Conference Call Transcript

SVC - Stewart & Stevenson Acquires Automotive Technik Holdings Limited

Event Date/Time: April 11, 2005 / 10:00AM ET

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Stewart & Stevenson acquire Automotive Technik Holdings Ltd. conference call. My name is Alicia and I will be your operator. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to introduce your host for today’s call, Mr. John Simmons, Chief Financial Officer. Please go ahead, sir.

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 Good morning to everyone. We appreciate your joining our call this morning to discuss last Friday’s release. Before I turn the call over to Max Lukens, let me take care of some necessary housekeeping issues. The press release we issued can be found on the Company’s Website under the heading, Newsroom. And today’s call is being simulcast through the Stewart & Stevenson website. An audio archive will be available on the Company’s website shortly after today’s call.

The information discussed in today’s call speaks only as of today, April 11, 2005. And please be advised that time sensitive information may no longer be accurate as of the time of any future replay.

Also, we will be discussing certain subjects today that will contain forward-looking information, including known events, trends and developments that may have an impact on the Company’s future operating results. We caution that the actual results could differ materially from those we might be describing in today’s discussions. Additional detailed information concerning a number of factors that could cause actual results to differ from today’s information is readily available in the press release and in the Company’s annual report on Form 10-K, and quarterly reports on Form 10-Q filings under the heading, Factors That May Affect Future Results.

With that I will now turn the call over to Max Lukens, President and CEO.

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 Good morning everybody. The purpose of today’s call is to discuss the acquisition of Automotive Technik Holdings Ltd. that we announced on Friday. We will limit our comments and questions today just to that topic.

Automotive Technik Holdings Ltd., or ATL, is the United Kingdom manufacturer of the light tactical vehicle known as the Pinzgauer. Joining us on today’s call it is Denny Dellinger, the President of our Tactical Vehicle Systems segment. And he will provide some of his thoughts on this acquisition in a few minutes.

This acquisition is consistent with the goals we have established for Stewart & Stevenson in several respects. First, we have focused the Company on a return on invested capital metric, and this acquisition is expected to return above our targeted goal. Second, we have stated that we will consider growing businesses that are obtaining an acceptable return on their capital currently. This criteria is certainly met in our TVS segment, which has been and continues to return above our targeted level, and which has been identified by us as a core business segment.

Third, we have clearly stated our intent to broaden the opportunities in the TVS segment by adding new product offerings. And the Pinzgauer Family of Vehicles is an example of executing this strategy. The Pinzgauer is a well-established, light vehicle which is a natural complement to our position in the medium vehicle market. We believe this acquisition to be accretive in the first year, realizing it was funded primarily with cash that was earning relatively low returns. We incurred no indebtedness in connection with this acquisition.

More importantly we are putting that cash to work at what we believe will be higher returns than our stated goals. The strategic fit is pretty obvious, but I will now turn the call over to Denny for his comments, and then we will open up the call for questions.

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 Thank you very much Max, and good morning to all of you. Our goal at TVS has been to diversify the business by both broadening the product offerings and expanding the services that we offer to our customers around the world. Recent examples of this include our Low Signature Armored Cab program and the reset work that is being performed on both the FMTV and the HIMARS. We have also been looking at any opportunities for growth by an acquisition as long as they made sense for the business. And the acquisition that we announced last week represents one such opportunity.

In last week’s transaction Stewart & Stevenson secured 100% ownership of the Automotive Technik Group of companies which are headquartered in United Kingdom. Coincident with this transaction the ownership of the Pinzgauer Family of Vehicles intellectual property was transferred to Automotive Technik and is now part of Stewart & Stevenson. Automotive Technik, or ATL, has complete design, production, test and support facilities in Guilford, England, south of London. In 2000 ATL took over the production rights for the Pinzgauer and today offers full manufacturing capability.

The ATL sales organization is augmented by a select number of sales agents for different countries. The ATL folks do contract engineering work on vehicles other than the Pinzgauer in multiple weight classes through their Automotive Technik engineering subsidiary. Their Automotive Technik fabrication subsidiary does custom fabrication work for various commercial concerns, including the Formula One race team.

The 2005 orderbook is completely filled for ATL, with the two primary customers being UK and the New Zealand Ministries of Defense. Deliveries of trucks for those two customers are expected to be in the range of 450 trucks during 2005, with sales in the range of US$80 million based on the current exchange rates. As Max mentioned a minute ago, we expect this business to generate positive margins, and therefore be accretive to earnings during the first year of operation.

There are a number of future opportunities under development that provide a solid basis for sales in the future years for ATL. Their market is well-defined and robust. And I am quite impressed by the accomplishments of the ATL team and expect great things going forward.

Now the entire management team of ATL has agreed to stay with the Company. This enables us to aggressively begin to expand the market opportunities and the profitability of both ATL and the TVS LP operation in Seeley, Texas. The total workforce in ATL is approximately 160 people.

The product fits quite good. The Pinzgauer vehicles are in the size range immediately below the FMTV vehicles offered by TVS. Both the Pinzgauer and the FMTV enjoy a reputation of demonstrated high off-road performance, proven reliability that is the best in class, and unparalleled low lifecycle costs. The two production philosophies are completely compatible. TVS LP is a bit further along in the application of lean manufacturing through Six Sigma quality and long-term agreement with vendors. ATL is developing these efforts in their operations, and their management team is eager for the constructive mentoring that TVS LP can provide.

The marketing efforts of the two entities are highly complimentary. ATL has established a great reputation in a number of Commonwealth nations that may in fact open some FMTV opportunities. Likewise ATL and their agents’ efforts in the United States can be assisted by the Stewart & Stevenson marketing organization here.

So in summary, we believe that this acquisition represents a strategic fit for Stewart & Stevenson, and allows us to broaden our product offering while meeting or exceeding the targeted returns that we have established.

With that I will turn it back over to you, Max.

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 I think Denny’s presentation gives you a good perspective on how we view this acquisition, and why we were comfortable in closing the transaction. In the remaining part of the call we will open it up for questions, and participating in that will be Denny, myself and John Simmons, our CFO. So operator, if we could open the lines for questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Hardin Bethea with DePrince, Race and Zolo.

 Hardin Bethea  — DePrince, Race and Zolo - Analyst

 I guess two questions. One is can you kind of describe the current contract structure with the UK and New Zealand MoDs in terms of are they long-term contracts or one-off that would compose kind of an $80 million revenue run rate?

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 I will put some numerics around it and see if Denny wants to add any comments to that. The two contracts that Denny referred to that have the backlog or orderbook for New Zealand, which has approximately 148 or to 150 units remaining to be delivered in ‘05. And the MOD has several contracts, by the way which I think are subject to continued options that could go beyond this, but there’s about 236 units to be delivered, also primarily in 2005. So both contracts would be large — the primary portions of both contracts would be largely executed during 2005.

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 I might add that with New Zealand there is an additional long-term contract for logistics support that extends for up to, I believe, fifteen years. And in the UK the contract vehicle that is used is more along the lines of an omnibus contract that allows the MOD to order as they require year-on-year. So it is an ongoing contract open quantity of which they have already ordered the numbers that you had quoted just a moment ago.

 Hardin Bethea  — DePrince, Race and Zolo - Analyst

 Would you characterize — you said it would be accretive in the first year, which means I guess — let’s just assume you’re earning 2, 3% on your cash maybe. I guess the operating margin will be the higher than that, but can you give us an idea how it compares to your current TVS margin?

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 I guess we would give you this sort of a general guidance. As you already pointed out, with the acquisition price that was previously in cash at the relatively low interest rates, that was a $0.02, $0.025 of earnings from that annual interest. What Max said in his comments was that we expect this business in the first year to be accretive at or above, and hopefully above, our targeted investment which you know to be 12%. So we’re going to kind of leave it at that as a default that in the first year if you take 12% return on our investment of $50 million, you can kind of get close to our expectation that we see coming in the first year of operation.

 Hardin Bethea  — DePrince, Race and Zolo - Analyst

 The helpful. And then what is the contingent or deferred consideration component of that total number?

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 This transaction was primarily cash, but there are two forms of deferred. One is a small, a relatively small level of shareholder notes to some of the individual shareholders that own some of the shares of this business. They get paid over the next year or two.

And the other form is some retention for some commercial issues on a couple of some contractual matters, warranty matters, that as a matter of protection for Stewart & Stevenson we have retained until those issues or warranties are resolved. So those are the two deferred elements. It was largely a cash transaction though.

 Hardin Bethea  — DePrince, Race and Zolo - Analyst

 The management team that is staying on, are they locked up for a certain amount of time?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 Yes, Denny, would you like to comment on the management team?

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 The norm in the UK is to have employment contracts. The duration of those contracts vary by the position. And we were able to extend all the contracts of the employees. And the high-level managers actually agreed to an even longer period of time with us than they had in their previous employment contract.

 Hardin Bethea  — DePrince, Race and Zolo - Analyst

 I guess the last question is how does this relate to your current marketing agreement for the G-Wagon, if at all?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 Denny, do you want to respond to that one?

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 The Pinzgauer and the G really are in distinct market positions, and they do have some common customers. But if you look at the history these vehicles have been successfully partnered before, both when they were part of the Skyer (ph) family and then previously with Automotive Technik. So that you can offer both of them and extend the range of offering. And so because they are highly complementary, we believe that in the United States markets they will also be complementary, with the G the smaller lower end followed by the Pinzgauer, followed by the FMTV Family.

And so we hope to continue with both lines domestically. And if you look at the current sales agents that are in place in the U.S. for Pinzgauer, they are an excellent company. And we look forward to working with them and rounding out this entire offering to include the G, the Pinzgauer and the FMTV.

Operator

 George Gaspar with Robert W. Baird.

 George Gaspar  — Robert W. Baird - Analyst

 Congratulations on this. First question relates to the current design that you’re delivering — that the ATL is delivering. Were these contracts set, or design set, are very current, and then are operating under new contract modes at this point in time, or are these designs something that has been — that has had some continuity in past years? Can you just give us a little flavor of what has gone into the design and the marketing of this unit?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 Yes. Denny will handle that.

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 This is a design that has migrated over time. I believe there is on the order of 30,000 Pinzgauers out and about throughout the world in 28 different countries. So it has seen every kind of condition imaginable. The original designs were gasoline powered vehicles. Over the years that has been supplanted so that when Automotive Technik began providing the vehicle in the year 2000 it became a diesel powered vehicle, almost exclusively for military off-road application.

They have enhanced the design significantly, making available an armored version of it. Providing what is now known as the extreme mobility version of it as well. It uses a design philosophy of a spine drivetrain with independently hung suspension that is quite modern in its approach, and as I say, has been updated over the years. So it is a nice blend of proven design and modern technology insertion that has kept it quite relevant in today’s market.

 George Gaspar  — Robert W. Baird - Analyst

 Ongoing can you talk a little bit about the production facility, its size, what the capacity is? And are any of these vehicles actually operating in Iraq or Afghanistan at this point?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 Denny go ahead.

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 Okay. The facilities are in two separate locations in the UK. The Body-in-White activity occurs in Fareham down near the channel. And that is a typical type of integration facility from stampings that are procured. Once the panels are all put together into form, it is shipped to LDB in Birmingham, who then provides a very modern painting and coding system to the Body-in-White. It is then taken into Guilford, which is just out south of London, and integrated with the buildup of the chassis itself. That facility is about 2,000 square meters, and it uses a flow line approach. Before 2000, these vehicles were built as stall builds. Automotive Technik now has moved it into a line flow, utilizing some new cellular approaches in the assembly.

From a capacity point of view, although I am not familiar enough with all of their vendor capacities, they are running single shift operation in Fareham and in Guilford. So you know that immediately we could increase capacity by adding shift if we so desired. That single shift operation is probably running on the order of 80% of capacity and is showing profit at that level. So it has got room for expansion as it sits. And it has room for expanded capacity by adding an additional shift.

 George Gaspar  — Robert W. Baird - Analyst

 And then also competition. Who are you up against here in this product line?

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 There’s a host of different vehicles in different parts of the world. And it really comes down to what specifications you’re competing for. Quite frankly, in the specifications used by the Commonwealth nations there is not much direct competition on the Pinzgauer. When you get into some of the Middle Eastern nations and Eastern European programs, you start to see a slant more towards low-cost less capable vehicles, and that opens up to dozens and dozens of competitors.

 George Gaspar  — Robert W. Baird - Analyst

 I don’t know if you answered the second question totally, but are their vehicles of this sort in Iraq used by the UK?

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 I’m going to have to punt on that one. I am not as certain what their deployment record is at the moment.

Operator

 Kent Mortensen with Drive and Investment Management (ph).

 Kent Mortensen  — Drive and Investment Management - Analyst

 Was this a competitive bid situation? How did this acquisition come about in terms of its timing?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 John, go ahead.

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 It was a competitive bid. They were represented by an investment banking firm, and we were contacted by them. And then we participated in a fairly typical process and put in the winning proposal.

 Kent Mortensen  — Drive and Investment Management - Analyst

 Just with regard to deploying the cash towards an acquisition right now, if you can just talk qualitatively about the timing? Max, you’d just kind of gotten some of these businesses turned. You obviously have a significant amount of cash on your balance sheet. Arguably your stock is undervalued. Just kind of thinking through, obviously you must have felt pretty good about where you are in the turn process number one. And then secondly, wondering what the thought process was versus not using that cash to buy back your stock?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 Let me talk about that because we have talked about that in other quarterly meetings. We have always said that the priority use of our cash would be for capital expenditures within core businesses, looking for opportunities to grow within core businesses. And then we would get to some of the other kind of uses of cash like debt prepayment and share repurchases and dividends and that kind of thing, if those were judged to be suitable.

In the first fifteen months or so of this management we obviously were turning around businesses that were not earning a return and guiding core businesses to making acceptable returns, and disposing of businesses and branches and locations that were losing money, and accumulating a little funding along the way. Probably the most recent notable example was our TUG division (ph) support business that we had sold at the end of the last fiscal year. That was a business for example that had never reported a public profit in six or seven years of holding it.

And so we spent — our initial surveying what we thought our core businesses were. The TVS military truck business is a core business. It has always had the benefit that it has always earned a very nice return because of the low amount of working capital that is required in that business.

And as Denny kind of mentioned in his opening remarks, they were looking to diversify that business through other contracts with the Army in terms of reset and operating a maintenance degree (ph) and the armoring proposal. We have always sort of been on the lookout for ways of growing this business through governmental contract opportunities in the international areas so there are a number of activities that are always sort of going on.

And this particular acquisition caught our eye because it serves the diversification mode. It also involves us in the international markets, which we believe to be a good area for us to be in. And because of our core competencies in the TVS business, we were able to evaluate this business as far as making a sustainable return on the capital employed in that business. And we think this one kind of comes out of the box pretty quickly; achieves those targeted objectives. It is accretive. It is in something that we have a comfort zone and operating and growing. And as Denny mentioned, we have been able to retain the management of that business that kind of got us that opportunity.

So kind of to take that all in generally succinctly it is one of our core businesses. It had an opportunity that we thought we could do better than some of the other alternative uses of the cash, and we have deployed that cash in that manner. And I think we have furthered a lot of the objectives of the TVS business and the capital.

So the cash position is still relatively strong. We still have more cash than debt. And we are still evaluating on a daily basis what capital we do have in this business. And there could be other potential sources of funding that kind of come about that, and then we will decide what to do at that particular point in time. But we thought this opportunity was well worth investing in and would do well for the investors.

 Kent Mortensen  — Drive and Investment Management - Analyst

 Should we expect other tuck-in acquisitions over the next twelve months or so?

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 It kind of depends. It depends on whether any become available. Whether they fit or not. What I will say is that we are always putting them on the horizon and looking at them. There is not necessarily just huge numbers of these available every day. So we are well aware of how to improve our competitiveness in the markets. And if something were to develop, we will certainly be taking a look at them. And in the end we will want them to be able to earnout on the funds we invest in them.

 Kent Mortensen  — Drive and Investment Management - Analyst

 But it is not like you have a pipeline full?

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 No, no.

 Kent Mortensen  — Drive and Investment Management - Analyst

 And then just a question a little off topic. I am just wondering what your strategy has been with regard to coverage with George’s retirement and Baird’s lack of formal coverage, what is your strategy right now with regard to courting coverage?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 We really haven’t courted coverage. And we wanted to, in the operations of the Company, we restored all of the operating segments to profitability and return. We have been focused on the improvement of the businesses, the management of the balance sheet. We have worked very closely with our current investors. And on calls such as these, one of the things we remarked to ourselves on the last conference call was we had very direct dialogue with our owners.

And although the sell side analytic function can be very helpful, most of our owners are very astute, have their own analytic capabilities, ask great questions trying to determine what kind of an investment opportunity is here. So we have concentrated on working with the owners rather than trying to conjure up a lot of sell side people at this state. John has been in contact with people that at time to time have considered whether to pick up a Company such as ours. And we wouldn’t discourage, it is just hasn’t been on the front burner.

 Kent Mortensen  — Drive and Investment Management - Analyst

 Did you use an adviser in purchasing this company?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 No, we used our own internal resources. We’re very knowledgeable about trucks, as you might expect, and the international truck markets and that kind of thing. And didn’t consider it necessary to have an adviser.

 John Simmons  — Stewart & Stevenson Services, Inc. - CFO

 I think we have time for one more question, if there is one before we turn the call back over to Max.

Operator

 Yes, we have a follow-up from George Gaspar with Robert W. Baird.

 George Gaspar  — Robert W. Baird - Analyst

 In terms of the potential that the facility, and the opportunity for business expansion, could you do FMTV reset business in this facility to necessarily avoid shipping these trucks all the way back here, or maybe they have to come back here anyway when the divisions shift?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 I’ll let Denny answer that went.

 Denny Dellinger  — Stewart & Stevenson Services, Inc. - President of TVS

 The current reset vehicles are coming back with the troops to U.S. bases. At some future point, if there are U.S. forces going back to Germany with FMTVs that need resets that might be a possibility. But that is really not part of the consideration in this deal nor in the look at the financial possibilities, but we will keep our eyes opened to it. Let me also mention to you, because I was passed a note — one of your previous questions. Yes, the Pinzgauers are in Iraq. They are with both the UK Army and their Special Forces. Although I don’t have a quantity or a rundown on their performance.

 George Gaspar  — Robert W. Baird - Analyst

 And then on the labor side, I assume this is a labor union situation, and can you tell us the per hour cost on the labor side relative to Seeley, Texas?

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 You assumed incorrectly. It is a non-union shop.

 George Gaspar  — Robert W. Baird - Analyst

 Oh, good for you.

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 And although we are comfortable with union shops as well. But this particular one is non-union. And it has a competitive wage structure for the UK. There will not — there’s not so great a difference in wages between that location and domestic locations that it would cause an alteration on any kind of sourcing. Sourcing would be done based on all the other considerations that you have with respect to selecting where and how you build something.

 Max Lukens  — Stewart & Stevenson Services, Inc. - President, CEO

 So that concludes of the question-and-answer portion of our call. We appreciate your joining our call today and your continued interest in Stewart & Stevenson. And we look forward to speaking with you in the future. Everybody have a good week.

Operator

 Ladies and settlement, this concludes your conference. You may now disconnect. Good day.